Exhibit 8.1

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY  10019

November 1, 2004

Polypore, Inc., on behalf of the Registrants
13800 South Lakes Drive
Charlotte, NC  28273

Re:	Registration Statement on Form S-4
File No. 333-119224

Ladies and Gentlemen:

We are special tax counsel to Polypore, Inc., Daramic, LLC, Celgard, LLC and Daramic International, Inc.  This opinion is issued in connection with the filing of a Registration Statement on Form S-4 (File No. 333-119224) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering $225,000,000 aggregate principal amount of 8 ¾% Senior Subordinated Dollar Notes due 2012 and €150,000,000 aggregate principal amount of 8 ¾% Senior Subordinated Euro Notes due 2012 (collectively, the “New Notes”) offered in exchange for all outstanding 8 ¾% Senior Subordinated Dollar Notes due 2012 and all outstanding 8 ¾% Senior Subordinated Euro Notes due 2012 originally issued and sold in reliance upon an exemption from registration under the Securities Act (collectively, the “Original Notes”).

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published rulings and procedures of the Internal Revenue Service and judicial decisions, all as in effect on the date of this letter.  These provisions and interpretations are subject to change, possibly with retroactive effect, which may result in modification of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service or a court of competent jurisdiction, or of a contrary position by the Internal Revenue Service or the Treasury Department in regulations or rulings issued in the future.

In rendering our opinion, we have examined such statutes, regulations, records and other documents as we consider to be necessary or appropriate as a basis for our opinion, including the Registration Statement and have prepared the section of the Registration Statement entitled “Material United States federal income tax considerations.”

Based on the foregoing, it is our opinion that as stated in the section of the Registration Statement entitled “Material United States federal income tax considerations,” the exchange of Original Notes for New Notes by holders will not be a taxable exchange for U.S. federal income tax purposes, and holders will not recognize any taxable gain or loss or any interest income as a result of such exchange.

We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and related prospectus filed with the Securities and Exchange Commission and to the reference to us under the caption “Legal matters” therein.

Very truly yours,

/S/ WILLKIE FARR & GALLAGHER LLP